UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2005
SUPERIOR ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction)	0-20310 (Commission File Number)	75-2379388 (IRS Employer Identification No.)

1105 Peters Road, Harvey, Louisiana (Address of principal executive offices)	70058 (Zip Code)
(504) 362-4321
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 2, 2005, Superior Energy Services, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Amendment”), dated and effective as of October 31, 2005, by and among the Company, as guarantor, SESI, L.L.C. (the “Borrower”), as borrower, JPMorgan Chase Bank, N.A. (successor by merger with Bank One, NA), as agent, Wells Fargo Bank, N.A. (successor by merger with Wells Fargo Bank Texas, N.A.), as syndication agent, Whitney National Bank, as documentation agent, JP Morgan Securities, Inc., as arranger, and the lenders party thereto.
     The Credit Agreement provides for an increase in the aggregate principal amount of the revolving loans available to the Borrower from $75,000,000 to $150,000,000.00 (which may be increased to $250,000,000.00). The proceeds of the initial revolving loans were used (i) to refinance and repay in full the Borrower’s outstanding term loans, which had principal balances of approximately $24,500,000 and $14,000,000, respectively, and (ii) to pay related fees and expenses. Further revolving loans may, at the discretion of the Borrower, be used (i) for working capital and general corporate purposes and (ii) to purchase some or all of the Company’s 8-7/8% senior notes due May 15, 2011.
     Indebtedness under the Credit Agreement is secured by substantially all of the Company’s assets, including the pledge of the stock of the Company’s principal subsidiaries. Borrowings will bear interest at a fluctuating rate per annum equal to either (a) the prime rate, or the federal funds effective rate plus 0.5%, plus an applicable margin ranging from 0.0% to 1.0% or (b) LIBOR plus an applicable margin ranging from 1.25% to 2.25%. All outstanding revolving loans, and accrued and unpaid interest, will be due and payable on October 31, 2008, the maturity date of the facility.
     The Credit Agreement contains affirmative and negative covenants that, among other things, require the Company to maintain a specified net worth, leverage ratio, adjusted leverage ratio and fixed charge coverage ratio. The Credit Agreement also contains customary events of default. Upon the occurrence of an event of default that remains uncured after any applicable cure period, the lenders’ commitment to make further loans may terminate and the Borrower may be required to make immediate repayment of all indebtedness to the lenders, and the lenders would be entitled to pursue other remedies against the Borrower, the collateral, and the Company and the other guarantors under their guaranty.
     The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.02. Results of Operations and Financial Condition.
     On November 3, 2005, the Company issued a press release announcing its earnings for the third quarter ended September 30, 2005. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. In accordance with General Instruction B.2. of Form 8-K, the information presented herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits.

10.1	Amended and Restated Credit Agreement, dated October 31, 2005, by and among Superior Energy Services, Inc., SESI, L.L.C., as borrower, JPMorgan Chase Bank, N.A. (successor by merger with Bank One, NA), as agent, Wells Fargo Bank, N.A. (successor by merger with Wells Fargo Bank Texas, N.A.), as syndication agent, Whitney National Bank, as documentation agent, JPMorgan Securities, Inc., as arranger, and the lenders party thereto.

99.1	Press release issued by Superior Energy Services, Inc., dated November 3, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.
By:	/s/ Robert S. Taylor
Robert S. Taylor
Chief Financial Officer

Dated: November 3, 2005

Index to Exhibits
10.1	Amended and Restated Credit Agreement, dated October 31, 2005, by and among Superior Energy Services, Inc., SESI, L.L.C., as borrower, JPMorgan Chase Bank, N.A. (successor by merger with Bank One, NA), as agent, Wells Fargo Bank, N.A. (successor by merger with Wells Fargo Bank Texas, N.A.), as syndication agent, Whitney National Bank, as documentation agent, JPMorgan Securities, Inc., as arranger, and the lenders party thereto.

99.1	Press release issued by Superior Energy Services, Inc., dated November 3, 2005.